THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1996 to March 31, 1997          (unaudited)

                                                       Capital   Unrealized
                                                       in Excess   Gains
                                             Common    of Stated (Losses)   Retained    Treasury
                                              Stock      Value   Investmen  Earnings     Shares      Total

Balance January 1, 1996                    $1,829,000 $4,986,000  $72,000 $24,230,000 ($1,619,000)$29,498,000
Net income quarter ended 3/31/96                ---        ---       ---      638,000       ---       638,000
Shares of common stock issued in
  connection with restricted stock grants,
  and exercise of stock options                 ---       34,000     ---      (12,000)     51,000      73,000
Purchase of treasury shares                     ---        ---       ---        ---       (21,000)    (21,000)
Cash dividends paid                             ---        ---       ---     (205,000)      ---      (205,000)
Unrealized losses on short-term
  investments, net of deferred
  income taxes                                  ---        ---    (87,000)     ---         ---        (87,000)
Equity in other capital changes of First
  Indiana Corp., net of deferred
  income taxes                                  ---        ---       ---      (42,000)     ---        (42,000)

Balance, March 31, 1996                     1,829,000  5,020,000  (15,000) 24,609,000  (1,589,000) 29,854,000


Net income 4/1/96 to 12/31/96                   ---        ---       ---    1,401,000       ---     1,401,000
Shares of common stock issued in
  connection with restricted grants,
  & exercise of stock options                   ---      161,000     ---       76,000      69,000     306,000
Purchase of Treasury shares                     ---        ---       ---        ---      (216,000)   (216,000)
Cash dividends paid                             ---        ---       ---     (204,000)      ---      (204,000)
Unrealized gains on short-term
  investments, net of deferred
  income taxes                                  ---        ---     15,000       ---         ---        15,000
Equity in other capital changes of
  First Indiana Corporation, net of
  deferred income taxes                         ---        ---       ---       80,000       ---        80,000

Balance December 31, 1996                   1,829,000  5,181,000     ---   25,962,000  (1,736,000) 31,236,000


Net income quarter ended 3/31/97                ---        ---       ---      635,000       ---       635,000
Shares of common stock issued in
  connection with restricted grants,
  & exercise options                            ---      (21,000)    ---       41,000     119,000     139,000
Purchase of Treasury shares                     ---        ---       ---        ---       (42,000)    (42,000)
Cash dividends paid                             ---        ---       ---     (234,000)      ---      (234,000)
Unrealized gains on short-term
  investments, net of deferred
  income taxes                                  ---        ---    (35,000)      ---         ---       (35,000)

Balance, March 31, 1997                    $1,829,000 $5,160,000 ($35,000)$26,404,000  $1,659,000 $31,699,000



See accompanying Notes to Consolidated Financial Statements.

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